Exhibit 16.1

November 2, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Black Raven Energy, Inc.’s statements included in paragraphs one and two of Item 4.01 of its Form 8-K expected to be filed on November 2, 2009, and we agree with such statements concerning our firm in those paragraphs.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP